EXHIBIT 10.4

THE WHITEWAVE FOODS COMPANY
2012 STOCK INCENTIVE PLAN
2015 NON-QUALIFIED STOCK OPTION AGREEMENT
FOR NON-U.S. EXECUTIVE OFFICERS

THIS AWARD AGREEMENT, including any special terms and conditions for your country set forth in the appendix attached hereto (the “Appendix”), is effective as of the date indicated on the Notice of Grant delivered herewith (the “Notice of Grant”) (together, the “Agreement”), and is made and entered into by and between The WhiteWave Foods Company, a Delaware corporation (the “Company”), and the individual named on the Notice of Grant (“you”).
WITNESSETH:
WHEREAS, The WhiteWave Foods Company 2012 Stock Incentive Plan (the “Plan”) provides for the grant of non-qualified stock options (“Options”) and other forms of stock-based compensation to certain Employees and non-employee Directors of the Company and its Subsidiaries;
WHEREAS, during your employment, and based upon your position with the Company and/or its Subsidiaries, you have acquired and will continue to acquire, by reason of your position, substantial knowledge of the operations and practices of the business of the Company;
WHEREAS, the Company desires to assure that, to the extent and for the period of your employment and for a reasonable period thereafter, it may maintain the confidentiality of its trade secrets and proprietary information, and protect goodwill and other legitimate business interests, each of which could be compromised if any competitive business were to secure your services;
WHEREAS, the Options and other Awards provided for under the Plan are intended to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended;
WHEREAS, the Committee has awarded the Option described in this Agreement and Notice of Grant to you, subject to the terms of this Agreement and the Plan; and
WHEREAS, the parties hereto desire to evidence in writing the terms and conditions of the Option.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, and as an inducement to you to continue as an employee of the Company (or its Subsidiaries) and to promote the success of the business of the Company and its Subsidiaries, the parties hereby agree as follows:
Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the Plan.

1. Grant of Option. The Company hereby grants to you and you hereby accept, effective as of the date shown on the Notice of Grant (the “Date of Grant”), and on the terms and subject to the conditions, limitations and restrictions set forth in the Plan and in this Agreement, an Option to purchase all or any portion of the number of shares shown on the Notice of Grant for the per share price shown on the Notice of Grant (the “Exercise Price”). You must accept this Option Award in the manner designated by the Company in the Notice of Grant (e.g., electronic acceptance) not later than 60 days after the Date of Grant, or electronic notification of such Grant, whichever occurs later, or this Award will be rendered void and without effect. Once accepted as provided above, but subject to the provisions of Sections 2(c), 2(d), 4(c) and 8 hereof, this Award of Options is irrevocable and is intended to conform in all respects with the Plan.
2. Vesting.
(a) Regular Vesting. Except as otherwise provided in the Plan or in this Section 2, the Option shall vest ratably with respect to the underlying shares of Stock in three (3) equal annual increments commencing on the first anniversary of the Date of Grant.

(b) Accelerated Vesting.
(i) Unless otherwise determined by the Committee, or except as provided in an agreement between you and your Employer, if your Service terminates by reason of Death, Disability or Retirement during the Restriction Period, all unvested Options you held at the time of such termination will vest in full on the date of such termination. For purposes of this Agreement, “Retirement” shall be defined as your retirement from employment or other service to the Company or any Subsidiary after you reach (i) age fifty-five (55), so long as you shall also have completed at least ten (10) years of continuous service immediately prior to your retirement, or (ii) age sixty-five (65); “Disability” shall be defined as your permanent and total disability (within the meaning of Section 22(e)(3) of the Code); and “Service” shall be defined as your active, continuous full-time employment with the Company or any Subsidiary.
(ii) In addition to the vesting provisions contained in Sections 2(a) and 2(b)(i) above, your Options will automatically and immediately vest in full upon a Change in Control if this Award is not assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the Options and other material terms and conditions of this Award as in effect immediately prior to the Change in Control).
(c) Forfeiture of Unvested Options. Unless otherwise determined by the Committee, if your Service terminates for any reason other than Death, Disability or Retirement during the Restriction Period (as defined in Section 8(c) hereof), any unvested Options you own will be forfeited and canceled as of the date of such termination of Service; such termination date shall be determined according to Section 7(l) below. Notwithstanding anything to the contrary in this Section 2, your rights with respect to unexercised Options shall in all events be immediately forfeited and cancelled as of the date of your termination of Service for Cause as defined in Section 4 below.

(d) Repayment. You agree and acknowledge that this Agreement is subject to any policies that the Committee may adopt from time to time with respect to the repayment to the Company of any benefit received hereunder, including “clawback” or set-off policies.

(e) Retirement. Notwithstanding anything to the contrary herein, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in your country that likely would result in any favorable treatment of the Option at Retirement under the Plan or this Agreement being deemed unlawful or discriminatory, such favorable treatment shall not apply and the Option shall be treated as set forth in the remaining provisions of this Agreement.
3. Exercise. In order to exercise the Option with respect to any vested portion, you must notify the Company in writing, either sent to the individual at the Company’s principal office designated to receive exercise notices or via the internet through E*Trade (or the Company’s plan broker) at www.etrade.com. No Stock shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company. At the time of exercise, you must pay to the Company the Exercise Price (as set forth on the Notice of Grant) times the number of vested shares for which the Option is being exercised. Such payment may be made in cash or its equivalent, through an arrangement with a broker approved by the Company whereby payment of the Exercise Price is accomplished with the proceeds of the sale of Stock, by a Net Exercise, or by a combination thereof.
4. Expiration of Option.
(a)    The Option shall expire, and shall not be exercisable with respect to any vested portion as to which the Option has not been exercised, on the first to occur of:
(i)    the tenth anniversary of the Date of Grant;
(ii)    ninety (90) days after the effective date of any termination of Service to the Company or any Subsidiary or at such later date as may be determined by the Committee for any reason other than death, Retirement or Disability, or termination for Cause (as defined below);

(iii) twelve (12) months following your termination of Service to the Company or a Subsidiary, if such termination of Service is due to your death or Disability; or
(iv) the earlier of (A) the tenth anniversary of the Date of Grant, and (B) the first anniversary of your death, for any Options you hold upon your Retirement.
(b)    Upon your death, any vested Option exercisable on the date of death may be exercised by your estate or by a person who acquires the right to exercise such Option by bequest or inheritance or by reason of your death, provided that such exercise occurs within the shorter of the remaining option term of the Option and twelve months after the date of your death.
(c)    Notwithstanding anything to the contrary herein, if your Service with the Company or any of its subsidiaries is terminated for Cause, then all Options shall terminate and be canceled immediately upon such termination date (which shall be determined according to Section 7(l) hereof), regardless of whether such Options are vested or exercisable. “Cause” is defined as your (i) willful failure to perform substantially your duties; (ii) willful or serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of an Employer; (iii) conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony (or any similar concept under the laws in your country); (iv) breach of any written covenant or agreement with an Employer, any material written policy of your Employer or any Employer’s code of conduct or code of ethics; or (v) failure to cooperate with an Employer in any internal investigation or administrative, regulatory or judicial proceeding. In addition, your Service shall be deemed to have terminated for Cause if, after your Service has terminated (for a reason other than Cause), facts and circumstances are discovered that would have justified a termination for Cause. Your Options will also be immediately forfeited and cancelled in accordance with Section 8 upon your breach of the provisions set forth in Section 8. The determination of whether a termination of Service is for Cause shall be made by the Company, in its discretion, and the Company’s determination shall be final.
5. Tax Withholding. You acknowledge that, regardless of any action taken by the Company or your Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, without limitation, the grant, vesting, or exercise of the Option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you hereby authorize the Company or the Employer or their agents to satisfy the obligations with regard to all Tax-Related Items by withholding from your wages or other cash compensation paid to you by the Company and/or the Employer. In the event that the Company, in its discretion, determines that withholding from your wages or other cash compensation is problematic under applicable laws or administratively impractical, by your acceptance of the Option, you authorize the Company and/or the Employer, or their respective agents, to satisfy any withholding obligation for Tax-Related Items by either or both of the following: (i) withholding from the proceeds of the sale of shares of Stock issued at exercise of the Option, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or (ii)retaining the number of shares of Stock whose Fair Market Value equals the amount to be withheld.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Stock. If the obligation for Tax-Related Items is satisfied by retaining shares of Stock, for tax purposes, you are deemed to have been issued the full number of shares subject to the exercised portion of the Option, notwithstanding that a number of the Shares are retained by the Company for the purpose of paying the Tax-Related Items.
Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Stock or the proceeds of the sale of such shares, if you fail to comply with your obligations in connection with the Tax-Related Items.
6. Option Not Transferable. The Option is not transferable except in accordance with the provisions of the Plan.
7. Nature of Grant. In accepting the Option, you acknowledge, understand and agree that:
(a) the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(c) all decisions with respect to future Option or other grants, if any, will be at the sole discretion of the Company;
(d) the Option grant and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Subsidiary or Affiliate and shall not interfere with the ability of the Company, the Employer or any Subsidiary or Affiliate, as applicable, to terminate your Service (if any);
(e) you are voluntarily participating in the Plan;
(f) the Option and any shares acquired under the Plan are not intended to replace any pension rights or compensation;
(g) the Option and any Shares acquired under the Plan, and the income and value of same, are not part of normal or expected compensation for any purpose including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty and the risk that the value of the underlying Shares diminishes during the vesting period is not covered by the Plan or the Company, either directly or indirectly;
(i) if the underlying Shares do not increase in value, the Option will have no value;
(j) if you exercise the Option and acquire Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;
(k) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of your Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in your country or the terms of your employment contract, if any), and in consideration of the grant of the Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any of its Subsidiaries or Affiliates or the Employer, you waive your ability, if any, to bring any such claim, and you release the Company, its Subsidiaries and Affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(l) for purposes of the Option, your Service will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in your country or the terms of your employment contract, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, (i) your right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); and (ii) the period (if any) during which you may exercise the Option after such termination of your Service will commence on the date you cease to actively provide services and will not be extended by any notice period mandated under employment laws in your country or terms of your employment agreement, if any; the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Option (including whether you may still be considered to be providing services while on a leave of absence);
(m) unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Stock;
(n) you acknowledge and agree that neither the Company, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option or of any amounts due to you pursuant to the exercise of the Option or the subsequent sale of any shares acquired upon exercise; and
(o) unless otherwise agreed with the Company, the Option and any Shares acquired under the Plan, and any income from and value of same, are not granted as consideration for, or in connection with, the service you may render as a director of a Subsidiary or Affiliate.
8. Covenants Not to Disclose, Compete or Solicit.
(a)    You acknowledge that (i) the Company is engaged in a continuous program of research, development and production respecting its business (the foregoing, together with any other businesses in which the Company engages from the date hereof to the date of the termination of your employment with the Company and its Subsidiaries as the “Company Business”); (ii) your work for and position with the Company and/or one of its Subsidiaries has allowed you, and will continue to allow you, access to trade secrets of, and Confidential Information concerning the Company Business; (iii) the Company Business is national and international in scope; (iv) the Company would not have agreed to grant you this Award but for the agreements and covenants contained in this Agreement; and (v) the agreements and covenants contained in this Agreement are necessary and essential to protect the Company Business, and the goodwill and customer relationships that the Company and its Subsidiaries have expended significant resources to develop. The Company agrees and acknowledges that, on or following the date hereof, it will provide you with one or more of the following: (1) authorization to access Confidential Information through a new computer password or by other means, (2) authorization to represent the Company in communications with customers and other third parties to promote the goodwill of the business in accordance with generally applicable Company policies and (3) access to participate in certain restricted access meetings, conferences or training relating to your position with the Company. You understand and agree that if Confidential Information were used in competition against the Company, the Company would experience serious harm and the competitor would have a unique advantage against the Company.
(b)    For purposes of this Agreement, “Confidential Information” shall mean all business records, trade secrets, know-how, customer lists or compilations, terms of customer agreements, sources of supply, pricing or cost information, financial information, personnel data and/or other confidential or proprietary information used and/or obtained by you in the course of your employment with the Company or any Subsidiary; provided that the term “Confidential Information” will not include information which (i) is or becomes publicly available other than as a result of a disclosure by you which is prohibited by this agreement or by any other legal, contractual or fiduciary obligation that you may owe to the Company or any Subsidiary, or (ii) is widely known within one or more of the industries in which the Company or any Subsidiary operates, or you can demonstrate was otherwise known to you prior to becoming an employee of the Company or any Subsidiary, or (iii) is or becomes available to you on a non-confidential basis from a source (other than the Company or any Subsidiary, including any employee thereof) that is not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to the Company or any Subsidiary. You agree not to engage in unauthorized use or disclosure of Confidential Information during your employment or at any time after the termination of your employment, and agree that upon termination of your employment (or earlier if so requested) you will preserve and return to the Company any and all records in your possession or control, tangible and intangible, containing any Confidential Information. You further agree not to keep or retain any copies of such records without written authorization from a duly authorized officer of the Company covering the specific item retained.
(c)    Ancillary to the foregoing and this Award, you hereby agree that, during the term of your employment with the Company or any Subsidiary and for a period of two (2) years thereafter (the “Restriction Period”), you will not, directly or indirectly, individually or on behalf of any person or entity other than the Company or any of its Subsidiaries:

(i)    provide Competing Services (as defined below) to any company or business (other than the Company or any Subsidiary) engaged primarily in the manufacture, distribution, sale or marketing of any of the Relevant Products (as defined below) in the Relevant Market Area (as defined below);
(ii)    approach, consult, solicit business from, or contact or otherwise communicate, directly or indirectly, in any way with any Customer (as defined below) in an attempt to (1) divert business from, or interfere with any business relationship of the Company or any of its Subsidiaries, or (2) convince any Customer to change or alter any of such Customer’s existing or prospective contractual terms and conditions with the Company or any Subsidiary; provided that you shall not be restricted in any general advertising or publication of services or products; or
(iii)    solicit, induce, recruit or encourage, either directly or indirectly, any employee of the Company or any Subsidiary to leave his or her employment with the Company or any Subsidiary or employ or offer to employ any employee of the Company or any Subsidiary; provided that you shall not be restricted in any general solicitation for employees (including through the use of employment agencies) not specifically directed at any employee of the Company or any Subsidiary. For the purposes of this section, an employee of the Company or any Subsidiary shall be deemed to be an employee of the Company or any Subsidiary while employed by the Company and for a period of sixty (60) days thereafter.
(d)    For purposes of this Agreement, the following terms shall have the meanings indicated:
(i) to provide “Competing Services” means to provide, manage, supervise, or consult about (whether as an employee, owner, partner, stockholder, investor, joint venturer, lender, director, manager, officer, employee, consultant, independent contractor, representative or agent, or otherwise) any services that are similar in purpose or function to services you provided to the Company in the two year period preceding the termination of your employment, that might involve the use or disclosure of Confidential Information, or that would involve business opportunities related to Relevant Products.
(ii) “Customer” means any and all persons or entities who purchased any Relevant Product from the Company or any Subsidiary during the term of your employment with the Company or any Subsidiary and as to whom, within the course of the last two (2) years of your employment with the Company or any Subsidiary, (1) you or someone under your supervision had contact and/or (2) you received or had access to Confidential Information.
(iii) “Relevant Product(s)” means (1) organic dairy products (including milk, cream and cultured dairy products) or organic juice, (2) dairy or other non-dairy coffee creamers or other coffee whiteners, (3) coffee-based beverages, (4) soy milk, almond milk, coconut milk, rice milk or any other plant-based beverage or cultured plant-based product, (5) organic greens or produce, and (6) any other product not listed above that was developed or sold by the Company or a Subsidiary in the course of the last two years of your employment with the Company or any Subsidiary.

(iv) “Relevant Market Area” means the states, regions and countries where the Company does business that you assist in providing services to and/or receive Confidential Information about in the two-year period preceding the termination of your employment so long as the Company continues to do business in that geographic market area during the Restriction Period.
(e) Notwithstanding the foregoing, (i) the restrictions of subsection 8(c) above shall not prohibit your employment with a non-competing, independently operated subsidiary, division, or unit of a diversified company (even if other separately operated portions of the diversified company are involved in Relevant Products) if in advance of your providing any services, you and the diversified company that is going to employ you both provide the Company with written assurances that are satisfactory to the Company establishing that (1) the entity, subsidiary, division, or unit of the diversified business that you are going to be employed in is not involved in Relevant Products or preparing to become involved in Relevant Products, and (2) your position will not involve Competing Services of any kind, and (ii) you are not prohibited from owning, either of record or beneficially, not more than five percent (5%) of the shares or other equity of any publicly traded company. Your obligation under this Section 8 shall survive the vesting or forfeiture of your Options and/or the exercise of the Options.
(f) Any breach of any provision of this Section 8 will result in immediate and complete forfeiture of your unvested and vested but unexercised Options. In addition, you hereby agree that if you violate any provision of this Section 8, the Company will be entitled to injunctive relief, specific performance, or such other legal and equitable relief as is needed to prevent or enjoin any violation of the provisions of this Agreement in addition to and not to the exclusion of any other remedy that may be allowed by law for damages experienced prior to the issuance of injunctive relief. You also agree that, if you are found to have breached any of the time-limited covenants in this Section 8, the time period during which you are subject to such covenant shall be extended by one day for each day you are found to have violated such restriction, up to a maximum of one year.
(g) You acknowledge that you have given careful consideration to the restraints imposed by this Agreement, and you fully agree that they are necessary for the reasonable and proper protection of the business of the Company and its Subsidiaries. The restrictions set forth herein shall be construed as a series of separate and severable covenants. You agree that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period, and geographical area. Except as expressly set forth herein, the restraints imposed by this Agreement shall continue during their full time periods and throughout the Relevant Market Area set forth in this Agreement.

(h) You stipulate and agree that one of the purposes of this Agreement is to fully resolve and bring finality to any concerns over the enforceability of the Restrictive Covenants. You also stipulate and agree that (i) the enforceability of the Restrictive Covenants and (ii) the Company’s agreement herein to provide you with the Options are mutually dependent clauses and obligations without which this Agreement would not be made by the parties. Accordingly, you agree not to sue otherwise pursue a legal claim to set aside or avoid enforcement of the Restrictive Covenants. And, in the event that you or any other party pursues a legal challenge to the enforceability of any material provision of the restrictions in Section 8 of this Stock Option Agreement Award Agreement and a material provision is found unenforceable by a court of law or other legally binding authority such that you are no longer bound by a material provision of Section 8, then (1) your unvested and vested but unexercised Options shall be forfeited and (2) you hereby agree that you will return to the Company any Shares that you received upon exercise of any Options, or, if you no longer own the Shares, an amount in cash equal to the fair market value of any such Shares on the date they were issued to you (less any taxes paid by you). The foregoing is not intended as a liquidated damage remedy but is instead a return-of-gains and contractual rescission remedy due to the mutual dependent nature of the subject provisions in the Agreement.
(i) If any of the Restrictive Covenants are deemed unenforceable as written, you and the Company expressly authorize the court to revise, delete, or add to the restrictions contained in this Section 8 to the extent necessary to enforce the intent of the parties and to provide the goodwill, Confidential Information, and other business interests of the Company and its Subsidiaries with effective protection. And, in the event that such reformation of the restriction is acceptable to the Company, then the forfeiture and rescission (return of gain) remedies provided for in subsection 8(h) above shall not apply.

(j) The provisions of this Section 8 are not intended to override, supersede, reduce, modify or affect in any manner any other non-competition or non-solicitation agreement between you and the Company or any Subsidiary, and instead are intended to supplement any such agreements.
9. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
10. Certain Legal Restrictions. The Plan, the granting and exercising of this Option, and any obligations of the Company under the Plan, shall be subject to all applicable U.S. federal and state and foreign country laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed. The Company, in its discretion, may postpone the granting and exercising of this Option, the issuance or delivery of Stock under this Option or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any U.S. federal or state or foreign country law, rule or regulation and may require you to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of this Option or to otherwise sell or issue Stock in violation of any such laws, rules or regulations, and any postponement of the exercise or settlement of this Option under this provision shall not extend the term of the Option. Neither the Company nor its directors or officers shall have any obligation or liability to you with respect to any Option (or Stock issuable thereunder) that shall lapse because of such postponement.
11. Plan Incorporated. You accept this Option subject to all the provisions of the Plan, which are incorporated into this Agreement, including the provisions that authorize the Committee to administer and interpret the Plan and which provide that the Committee’s decisions, determinations and interpretations with respect to the Plan are final and conclusive on all persons affected thereby. Except as otherwise set forth in this Agreement, terms defined in the Plan have the same meanings herein.
12. Appendix. Notwithstanding any provision in this Agreement, the Option shall be subject to any special terms and conditions for your country set forth in the Appendix. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
13. Assignment of Intellectual Property Rights. In consideration of the granting of the Option, you hereby agree that all right, title and interest to any and all products, improvements or processes (“Intellectual Property”) whatsoever, discovered, invented or conceived during the course of your employment with the Company or any of its Subsidiaries, relating to the subject matter of the business of the Company or any of its Subsidiaries or which may be directly or indirectly utilized in connection therewith, are vested in the Company, and you hereby forever waive any and all interest you may have in such Intellectual Property and agree to assign such Intellectual Property to the Company. In addition, all writings produced in the course of work or employment for the Company or any Subsidiary are works produced for hire and the property of the Company and its Subsidiaries, including any copyrights for those writings.
14. Insider-Trading Restrictions/Market-Abuse Laws. You acknowledge that, depending on your country of residence, you may be subject to insider-trading restrictions and/or market-abuse laws which may affect your ability to acquire or sell shares of Stock or rights to shares of Stock (e.g., options) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider-trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions and that you have been advised to speak to your personal legal advisor on this matter.

15. Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Option materials (“Data”) by and among, as applicable, the Employer, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, without limitation, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all options or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to E*TRADE Financial Services Inc. and its affiliated companies (together, “E*Trade”), or such other stock plan service provider as may be assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, E*Trade and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your Service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you options or other Awards or administer or maintain such Awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
16. Miscellaneous.
(a) No U.S. ISO Treatment. The Option is intended to be a non-qualified stock option under applicable U.S. tax laws, and it is not to be characterized or treated as an incentive stock option under such laws.
(b) No Guaranteed Employment. The granting of the Option shall impose no obligation upon you to exercise the Option or any part thereof. Nothing contained in this Agreement shall affect the right of the Company, the Employer or another Subsidiary or Affiliate, as applicable, to terminate you at any time, with or without Cause, or shall be deemed to create any rights to your employment. The rights and obligations arising under this Agreement are not intended to and do not affect your employment relationship that otherwise exists between you and the Employer, whether such employment relationship is at will or defined by an employment contract. Moreover, this Agreement is not intended to and does not amend any existing employment contract between you and the Employer.

(c) No Stockholder Rights. Neither you nor any person claiming under or through you shall be or shall have any of the rights or privileges of a stockholder of the Company in respect of any of the shares issuable upon the exercise of the Option herein unless and until certificates representing such shares shall have been issued and delivered to you or your agent.
(d) Notices. Any notice to be given to the Company under the terms of this Agreement or any delivery of the Option to the Company shall be addressed to the Company at its principal executive offices, and any notice to be given to you shall be addressed to you at the address set forth on the attached Notice of Grant, or at such other address for a party as such party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.
(e) Binding Agreement. Subject to the limitations in this Agreement and the Plan on the transferability by you of the Option and any shares of Stock, this Agreement shall be binding upon and inure to the benefit of your representatives, executors, successors or beneficiaries.
(f) Governing Law and Venue. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware and the United States, as applicable, without reference to the conflict of laws provisions thereof. The parties hereby agree that, for purposes of any dispute that arises under this grant or the Agreement, any litigation shall be conducted in the courts of Denver County, City of Denver, Colorado, or the federal courts for the United States for the District of Colorado, where this grant is made and/or to be performed.
(g) Severability. Except as otherwise expressly provided for herein in Section 8 above, if any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.
(h) Interpretation. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.
(i) Entire Agreement. Except as otherwise provided for in Section 8 above, this Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
(j) No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

(k) Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

(l) Relief. In addition to all other rights or remedies available at law or in equity, the Company shall be entitled to injunctive and other equitable relief to prevent or enjoin any violation of the provisions of this Agreement.
(m) Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version shall control.
(l) Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Option and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
(m) Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
3

APPENDIX TO
THE WHITEWAVE FOODS COMPANY
2012 STOCK INCENTIVE PLAN
2015 STOCK OPTION AGREEMENT FOR NON-U.S. EXECUTIVE OFFICERS

TERMS AND CONDITIONS
This Appendix includes additional terms and conditions that govern the Option granted to you under the Plan if you work in one of the countries listed below. If you are a citizen or resident of a country (or if you are considered as such for local law purposes) other than the one in which you are currently working or if you move to another country after the grant is made, the Company will, in its discretion, determine the extent to which the terms and conditions in this Appendix will apply to you.
Unless otherwise provided below, capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Plan and the Award Agreement, as applicable.
NOTIFICATIONS
This Appendix also includes notifications regarding certain other issues of which you should be aware with respect to the Option granted under the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2015. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the Option because the information may be out of date at the time that the Option vests, the time you exercise the Option and shares are issued under the Plan, or at the time such shares are subsequently sold.
In addition, the information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of any particular result. Accordingly, you are strongly encouraged to seek appropriate professional advice as to how the relevant laws in your country may apply to your individual situation.
Further, if you are a citizen or resident of a country (or if you are considered as such for local law purposes) other than the one in which you are currently working or if you move to another country after your Option is granted, the information contained herein may not be applicable in the same manner.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or acquisition or sale of the underlying shares of Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
BELGIUM
TERMS AND CONDITIONS
Grant of Option. The following sentence replaces the second sentence of Section 1 of the Award Agreement:
You must accept this Option Award in the manner designated by the Company in the Notice of Grant (e.g., electronic acceptance) not later than 60 days after the date on which the Company communicates the offer of the Option to you, whether in writing or electronically in the Company’s discretion (the “Offer Date”), or this Award will be rendered void and without effect.
Option Not Transferable. The following provision replaces Section 6 of the Award Agreement:
The Option is not assignable or transferable except by will or the laws of descent and distribution.
Nature of Grant. The following provision replaces Section 7(j) of the Award Agreement:

(j) if you exercise the Option and acquire Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price or the amount on which you paid tax upon accepting the offer of the Option;
Taxation of Option. You hereby acknowledge receipt of the Commitment Letter that follows this Agreement. You should refer to the Commitment Letter for a description of the tax consequences of accepting the Option, including the fact that, if you accept the offer, the Option will be subject to tax on the 60th day after the Offer Date. The election you make in the Commitment Letter will affect the calculation of the taxable amount for an Option that is accepted. Further, you acknowledge and agree that the Commitment Letter must be signed and returned within 60 days after the Offer Date. If you do not return an executed copy of the Commitment Letter as well as accept the Option in the manner designated by the Company in the Notice of Grant within 60 days after the Offer Date, the Option will be rendered void and without effect. You should consult with your personal tax advisor regarding completion of the Commitment Letter.
NOTIFICATIONS
Foreign Asset/Account Reporting Information. Belgian residents are required to report any security (e.g., Shares acquired under the Plan) or bank account held outside of Belgium on their annual tax return. In a separate report, they will be required to provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened).
CANADA
TERMS AND CONDITIONS
Termination of Service. The following provision replaces Section 7(l) of the Award Agreement:
(j) for purposes of the Option, your Service will be considered terminated, regardless of any notice period or period of pay in lieu of such notice mandated under the employment laws in your country or the terms of your employment or service contract (if any), as of the earlier of: (a) the date your Service to the Company or one of its Subsidiaries is terminated, (b) the date you receive written notice of termination from the Company or a Subsidiary, or (c) the date you are no longer actively providing services to the Company or any of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of the employment laws in your country or providing services or the terms of your employment contract, if any); the Company, in its sole discretion, shall determine when you are no longer providing services for purposes of the Option (including whether you may still be considered to be actively providing services while on a leave of absence).
NOTIFICATIONS
Securities Law Information. A Participant may not be permitted within Canada to sell or otherwise dispose of the shares acquired upon exercise of the Option. Shares acquired under the Plan may be sold or disposed of outside of Canada through the facilities of an exchange on which such shares of Stock are traded (i.e., on the New York Stock Exchange).
Foreign Asset/Account Reporting Information. If a Canadian resident’s foreign property (including cash held outside of Canada, shares of Stock and (possibly) vested or unvested Options ) has a total value of exceeding C$100,000 at any time during the year, all of his or her foreign property must be reported on Form T1135 (Foreign Income Verification Statement) by April 30th of the following year. A personal tax advisor should be consulted to determine the applicable reporting requirements.
CHINA
TERMS AND CONDITIONS
Exchange Control Requirements. By accepting the Option, you acknowledge and agree that if you are subject to exchange control laws or regulations in the People’s Republic of China, as determined by the Company in its sole discretion, the Company may impose additional requirements to facilitate compliance with such exchange control laws or regulations.

GERMANY
NOTIFICATIONS
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). If an individual makes or receives a payment in excess of this amount, he or she must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de).
HONG KONG
TERMS AND CONDITIONS
Accelerated Vesting. The following provision supplements Section 2(b) of the Award Agreement:
The purchase of Shares at exercise is made as a personal investment. In the event that any portion of the Option vests within six months of the Date of Grant, you (or your estate) agree that the shares of Stock acquired at exercise of the Option will not be offered to the public or otherwise disposed of prior to the six-month anniversary of the Date of Grant.
NOTIFICATIONS
Securities Law Information.
WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Participants are advised to exercise caution in relation to the offer. If Participants are in any doubt about any of the contents of this document, they should obtain independent professional advice. Neither the grant of the Option nor the issuance of shares of Stock at exercise of the Option constitutes a public offering of securities under Hong Kong law and is available only to Employees. The Agreement, the Plan and other incidental communication materials distributed in connection with the Option (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, and (ii) are intended only for the personal use of Participants and may not be distributed to any other person.
NETHERLANDS
There are no country-specific provisions.
UNITED KINGDOM
TERMS AND CONDITIONS
Tax Withholding. This provision supplements Section 5 of the Award Agreement:
If payment or withholding of your income tax liability is not made within 90 days after the end of the U.K. tax year in which the event giving rise to such income tax liability occurs, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax will constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in the Agreement. Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act), you will not be eligible for such a loan to cover the income tax as described above. In the event that you are a director or executive officer and your income tax liability is not collected from or paid by you by the Due Date, such uncollected amounts may constitute a benefit to you on which additional income tax and National Insurance contributions (“NICs”) may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any employee NICs due on this additional benefit, which the Company or the Employer may recover by any of the means referred to in the

Agreement.
In addition, you agree that the Company and/or the Employer may calculate the income tax to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right you may have to recover any overpayment from HMRC.
Joint Election. As a condition of participation in the Plan, you agree to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the Option and any event giving rise to Tax-Related Items (the “Employer’s Liability”). Without prejudice to the foregoing, you agree to execute the following joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”) and any other consent or election required to accomplish the transfer of the Employer’s Liability to you. You understand that the Joint Election applies to any Option granted to you under the Plan after the execution of the Joint Election. You further agree to execute such other joint elections as may be required between you and any successor to the Company and/or the Employer. You further agree that the Company and/or the Employer may collect the Employer’s Liability from you by any of the means set forth in Section 5 of the Award Agreement.
If you do not enter into a Joint Election prior to the exercise of the Option or any other event giving rise to Tax-Related Items, you will not be entitled to exercise the Option or receive any benefit in connection with the Option unless and until you enter into a Joint Election, and no Shares or other benefit pursuant to the Option will be issued to you under the Plan, without any liability to the Company and/or the Employer.
END OF AGREEMENT

Important Note on the Joint Election to Transfer
Employer National Insurance Contributions
As a condition of participation in The WhiteWave Foods Company 2012 Stock Incentive Plan (the “Plan”) and the stock option (the “Option”) that has been granted to you by The WhiteWave Foods Company (the “Company”), You are required to enter into a joint election to transfer to you any liability for employer national insurance contributions (the “Employer’s Liability”) that may arise in connection with the Option or in connection with any options that may be granted by the Company to you under the Plan (the “Joint Election”).
If you do not agree to enter into the Joint Election, the grant of the Option will be worthless, and you will not be able to exercise the Option or receive any benefit in connection with the Option.
By entering into the Joint Election:

•
You agree that any Employer’s Liability that may arise in connection with or pursuant to the exercise of the Option (or any stock options granted to you under the Plan) or the acquisition of shares of the Company or other taxable events in connection with the Option (or any other options granted under the Plan) will be transferred to you;

•	You authorise the Company and/or your employer to recover an amount sufficient to cover this liability by any method set forth in the Stock Option Award Agreement and/or the Joint Election; and

•
You acknowledge that even if you have accepted the Joint Election via the Company’s online procedure, the Company or Participant’s employer may still require you to sign a paper copy of the Joint Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Joint Election.

By accepting the Options through the Company’s online acceptance procedure at E*Trade (or by signing the Notice of Grant)    , you are agreeing to be bound by the terms of the Joint Election.
Please read the terms of the Joint Election carefully before accepting the Stock Option Award Agreement

and the Joint Election.
Please print and keep a copy of the Joint Election
for your records.6

THE WHITEWAVE FOODS COMPANY
2015 Stock Option under the
2012 STOCK INCENTIVE PLAN
(UK Employees)

Election To Transfer the Employer’s National Insurance Liability to the Employee

1.	Parties
This Election is between:

(A)
You, the individual who has gained access to this Election (the “Employee”), who is employed by Alpro (UK) Limited, (registered number 03708934) whose registered office is at Latimer Business Park, Altendiez Way, Burton Latimer, Kettering, Northamptonshire, NN15 5YT (the “Employer”) and who is eligible to receive a stock option (“Option”) granted by The WhiteWave Foods Company pursuant to the terms and conditions of The WhiteWave Foods Company 2012 Stock Incentive Plan (the “Plan”), and

(B)
The WhiteWave Foods Company, 1225 Seventeenth Street, Suite 1000, Denver, CO 80202, United States (the “Company”), which may grant Options under the Plan and is entering into this Form of Election on behalf of the Employer.

2.	Purpose of Election
2.1    This Election relates to Options granted by the Company under the Plan on or after February 17, 2015.
2.2    In this Election the following words and phrases have the following meanings:
“Taxable Event” means, in relation to the Options:

(i)	the acquisition of securities pursuant to the Options (within section 477(3)(a) of ITEPA); and/or

(ii)	the assignment or release of the Options in return for consideration (within section 477(3)(b) of ITEPA); and/or

(iii)	the receipt of a benefit in connection with the Options, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA); and/or

(iv)	post-acquisition charges relating to the Options and/or shares acquired pursuant to the Options (within section 427 of ITEPA); and/or

(v)	post-acquisition charges relating to the Options and/or shares acquired pursuant to the Options (within section 439 of ITEPA).
“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.
“SSCBA” means the Social Security Contributions and Benefits Act 1992.

2.3
This Election relates to the Employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a Taxable Event in respect of the Options pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

2.4
This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

2.5
This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

3.	The Election
The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Taxable Event is hereby transferred to the Employee. The Employee understands that by accepting the grant of the Option through the Company’s online acceptance procedure at E*Trade or by signing the Notice of Grant to accept the Options he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 to SSCBA.

4.	Payment of the Employer’s Liability

4.1	The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Taxable Event:

(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Taxable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Options; and/or

(iv)	by any other means specified in the Stock Option Award Agreement.

4.2
The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities in respect of the Options to the Employee until full payment of the Employer’s Liability is received.

4.3
The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HM Revenue and Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Taxable Event occurs (or within 17 days after the end of the UK tax month during which the Taxable Event occurs, if payments are made electronically).

5.    Duration of Election

5.1
The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

5.2
Any reference in this Election to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and the Stock Option Agreement. This Election will continue in effect in respect of any awards which replace the Options in circumstances where section 483 of ITEPA applies.

5.3    This Election will continue in effect until the earliest of the following:

(i)	the Employee and the Company agree in writing that it should cease to have effect;

(ii)	on the date the Company serves written notice on the Employee terminating its effect;

(iii)	on the date HM Revenue and Customs withdraws approval of this Election; or

(iv)
after due payment of the Employer’s Liability in respect of the entirety of the Options to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

Acceptance by the Employee
The Employee acknowledges that by accepting the grant of the Options through the Company’s online acceptance procedure at E*Trade or by signing the Notice of Grant to accept the Options, the Employee agrees to be bound by the terms of this Election.
Acceptance by the Company
The Company acknowledges that, by arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.
Signed for and on behalf of the Company
Mike Shinbein
Vice President, Total Rewards and HR Shared Services